EXHIBIT 10.23

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ELAN PHARMA INTERNATIONAL LIMITED

AND

MAP PHARMACEUTICALS, INC.

LICENSE AGREEMENT

CLAUSE 1	PRELIMINARY

CLAUSE 2	THE LICENSES

CLAUSE 3	INTELLECTUAL PROPERTY

CLAUSE 4	MARKETING AND PROMOTION; REGULATORY APPROVAL

CLAUSE 5	FINANCIAL PROVISIONS

CLAUSE 6	PAYMENTS, REPORTS AND AUDITS

CLAUSE 7	DURATION AND TERMINATION

CLAUSE 8	CONSEQUENCES OF EXPIRATION OR TERMINATION

CLAUSE 9	WARRANTY AND INDEMNITY

CLAUSE 10	MISCELLANEOUS PROVISIONS

SCHEDULE 1	EPIL PATENTS

SCHEDULE 2	TECHNOLOGICAL COMPETITORS

i

[ * ] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THIS LICENSE AGREEMENT is made effective February 3, 2005 (the “Effective Date”)

BETWEEN:

(1)	Elan Pharma International Limited, a company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland; and

(2)	MAP Pharmaceuticals, Inc., a company incorporated under the laws of Delaware, having its principal place of business at 2400 Bayshore Parkway, Suite 200, Mountain View, CA 94043, USA.

RECITALS:

A.	Previously, EPIL and certain of its Affiliates and Sheffield entered into various agreements, including certain license and joint operating and development agreements, whereby EPIL and certain of its Affiliates and Sheffield established the joint venture company RSD, and EPIL granted certain license rights in EPIL patents and know-how to RSD in connection with the Compound. Subsequently, on November 8, 2002, the license from EPIL to RSD was terminated. Sheffield neither has nor at any time had a license to any EPIL intellectual property.

B.	On June 6, 2003, Sheffield filed a bankruptcy petition under Chapter 7 of the US Bankruptcy Code in the US Bankruptcy Court for the Western District of New York (the “Bankruptcy Court”), thereby creating a bankruptcy estate. On December 18, 2003, the Bankruptcy Court confirmed the auction of substantially all of Sheffield’s assets free and clear of all liens to MAP, including Sheffield’s entire holdings of common and preferred stock in RSD (which represented 80.1% of the outstanding shares of RSD). Subsequent to the bankruptcy transaction, EPIL sold to MAP all of its shares of RSD. As a result, MAP owns 100% of the outstanding shares of RSD. The JV Agreements were rejected by the bankruptcy trustee pursuant to Section 365 of the US Bankruptcy Code.

C.	On April 9, 2004, the Parties and their Affiliates entered into the Former Agreements in which EPIL provided EPIL Intellectual Property license rights and development services to MAP. MAP and EPIL hereby agree to amend the Former Agreements to clarify the scope of the license rights granted to MAP by EPIL to the EPIL Intellectual Property.

D.	The Parties agree to amend the Former Agreements as set forth herein and in the amended Services Agreement executed contemporaneously with this Agreement. The Services Agreement will involve the development of a formulation of the Product Intermediate by the Parties and supplies of certain amounts of such Product Intermediate to MAP by EPIL or its Affiliate EDDI.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

NOW IT IS HEREBY AGREED AS FOLLOWS:

CLAUSE 1   PRELIMINARY

1.1	Definitions:

“Affiliate” shall mean any corporation or entity controlling, controlled or under common control with EPIL or MAP, as the case may be. For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

“Agreement” shall mean this license agreement with an Effective Date of February 3, 2005 (which expression shall be deemed to include the Recitals and Schedules hereto) which amends and replaces the Former Agreements.

“cGMP” shall mean the then current regulations set forth in 21 C.F.R. Parts 210-211, 820 and 21 C.F.R. Subchapter C (drugs) quality system regulations and the requirements thereunder imposed by the FDA and, as applicable, the equivalent regulations and requirements in jurisdictions outside the US.

“Clinical Development” shall mean dosing the first patient in a [ * ] clinical trial.

“Commercially Reasonable Efforts” shall mean those efforts, activities and measures, which a diligent Third Party active in a similar field as the respective Party, would consider to be commercially reasonable, feasible and viable to be performed, undertaken or made in or under the specific circumstances.

“[ * ]” shall mean [ * ].

“Compound” shall mean the steroid budesonide.

“Device” shall mean a unit dose nebulizer having any one the following characteristics:

(i)	[ * ]; or

(ii)	[ * ]; or

(iii)	[ * ]; or

(iv)	[ * ]; or

(v)	[ * ].

“DMF” shall mean Drug Master File, as defined in CFR Section 314.420.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“EDDI” shall mean Elan Drug Delivery, Inc., a Delaware corporation and an Affiliate of EPIL having its place of business at 3500 Horizon Dr., King of Prussia, PA 19406 USA.

“Effective Date” shall mean February 3, 2005.

“EPIL” shall mean Elan Pharma International Limited, a private limited company incorporated under the laws of Ireland having its place of business at WIL House, Shannon Business Park, Shannon, County Clare, Ireland.

“EPIL Developed Technology” shall mean improvements to the EPIL Know-How and EPIL Patents conceived, created, developed or otherwise invented or acquired solely by an employee or agent of EPIL or one of its Affiliates or a Third Party (under contract with EPIL or one of its Affiliates) as a direct result of fulfilling obligations or exercising rights, including the sharing of Confidential Information, under this Agreement, the Services Agreement, and/or the Manufacturing Agreement. EPIL Developed Technology shall also include improvements to the EPIL Know-How and EPIL Patents conceived, created, developed or otherwise invented or acquired jointly by an employee or agent of EPIL and MAP or one of their Affiliates or a Third Party (under contract with EPIL or one of its Affiliates) as a direct result of fulfilling obligations or exercising rights, including the sharing of Confidential Information, under this Agreement, the Services Agreement, and/or the Manufacturing Agreement.

“EPIL Intellectual Property” shall mean the EPIL Know-How, the EPIL Patents and the EPIL Developed Technology.

“EPIL Know-How” shall mean any and all rights owned, licensed or controlled by EPIL as of the Effective Date to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise relating to the Product Intermediate and Product including, the application of NanoCrystal® Technology to the Compound, in the Field which is not generally known to the public. It is expressly acknowledged by the Parties that the EPIL Know-How shall not include any MAP Know-How.

“EPIL Patents” shall mean any and all rights under the patent applications and/or patents relating to NanoCrystal® Technology set forth in Schedule 1 as of the Effective Date and as amended, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

“EPIL Trademark” shall mean EPIL’s trademark “NanoCrystal®”, “NanoMill®, or such other trade marks as EPIL may from time to time specify.

“FDA” shall mean the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the Product in the US.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Field” shall mean the pulmonary delivery of Product by means of the Device for therapeutic pharmaceutical use by humans.

“Force Majeure” shall mean causes beyond a party’s reasonable control, including acts of God, fires, strikes, acts of war, or intervention of a Governmental Authority or non-availability of raw materials.

“Former Agreements” shall mean the license agreement and the services agreement entered into by the Parties both agreements having an effective date of April 9, 2004.

“Governmental Authority” shall mean all governmental and regulatory bodies, agencies, departments or entities which regulate, direct or control commercial and other related activities in or with the Territory.

“In-Market” shall mean the sale of a Product in the Territory by MAP or an Affiliate of MAP, or where applicable, by a Sublicensee, to an unaffiliated Third Party, such as a wholesaler, distributor, managed care organization, hospital or pharmacy and shall exclude bona fide sales of a Product by one MAP Affiliate to another MAP Affiliate or a Sublicensee in the regular course of business as carried out on or after the Effective Date.

“JV Agreements” shall mean the License Agreement between Sheffield and RSD dated October 19, 1999 (the “Sheffield JV License”); the License Agreement between EPIL and RSD dated October 20, 1999 and terminated November 8, 2002 (the “EPIL JV License”); and the Subscription, Joint Development and Operating Agreement among EPIL, Elan International Services, Ltd., Sheffield and RSD dated October 18, 1999 (the “JDOA”), each as amended by Amendment No. 1 dated June 20, 2000.

“License Milestones” shall mean the milestone events set out in Clause 5.1 in accordance with which the License Milestone Payments shall be payable by MAP to EPIL.

“License Milestone Payment(s)” shall mean the payments set out in Clause 5.1.

“Major Country” shall mean the [ * ].

“Manufacturing Agreement” shall mean the manufacturing agreement to be negotiated in good faith between EPIL or an Affiliate and MAP regarding the manufacture of commercial supplies of Product Intermediate by EPIL or an Affiliate of EPIL.

“MAP” shall mean MAP Pharmaceuticals, Inc., a Delaware corporation and its Affiliates having a place of business at 2400 Bayshore Parkway, Suite 200, Mountain View, CA 94043 USA.

“MAP Developed Technology” shall mean improvements to the MAP Know-How conceived, created, developed or otherwise invented or acquired solely by an employee or agent of MAP or one of their Affiliates or a Third Party (under contract with MAP or one of their Affiliates) as a direct result of fulfilling obligations or exercising rights, including the sharing of Confidential Information, under this Agreement and the Related Agreements.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“MAP Intellectual Property” shall mean the MAP Know-How and the MAP Developed Technology.

“MAP Know-How” shall mean any and all rights owned, licensed or controlled by MAP as of the Effective Date to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise relating to the Product, Product Intermediate and the Compound for use in the Field which is not generally known to the public, including under any claim in any patent or patent application filed by Sheffield or RSD, it being expressly acknowledged by the Parties that the MAP Know-How shall not include any EPIL Patents or any EPIL Know-How.

“NanoCrystal® Technology” shall mean EPIL’s proprietary technology directed to:

(i)	[ * ]; and

(ii)	[ * ]

“NanoMill® System” shall mean the milling system designed and developed by or on behalf of EPIL and its Affiliates for preparing [ * ]

“Net Sales” shall, subject to the provisions of Clause 5.2.2, mean the aggregate gross In-Market sales amounts billed for Product, in accordance with generally accepted accounting principles, less the following deductions relating to such sales, provided that all such deductions shall be commercially reasonable and consistent with standard industry practices and are actually paid:

(iii)      trade, quantity and cash discounts or rebates actually allowed and taken;

(iv)      any adjustments on account of price adjustments, billing errors, rejected goods, damaged goods and returns;

(v)      charge-backs granted or given to wholesalers and other distributors;

(vi)      payments or rebates paid in connection with sales of Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs;

(vii)     an amount, not to exceed [ * ] of the amount billed, to cover any charges for industry standard freight, insurance or other transportation costs charged to the customer; and

(viii)    any sales tax, use tax, tariffs, duties, excise or other governmental charges incurred in connection with exportation or importation, but only if directly imposed and with reference to particular sales, if applicable. Any tax based on income is specifically excluded from this definition and will not be a deduction from gross In-Market sales to arrive at Net Sales.

In the event that MAP, its Affiliates or Sublicensees receives non-monetary compensation for the sale of Product, then Net Sales shall also include the fair market value of such compensation.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Party” shall mean EPIL or MAP, and when used in the plural, shall mean EPIL and MAP, collectively.

“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

“Product(s)” shall mean sterile, aqueous formulations of Compound, [ * ] made using EPIL Intellectual Property, [ * ] (i) a [ * ] (ii) [ * ] or (iii) any [ * ]

“Product Intermediate(s)” shall mean a sterile, bulk intermediate, aqueous formulation of Compound, [ * ] made using EPIL Intellectual Property, [ * ] (i) a [ * ] (ii) [ * ] or (iii) any [ * ]

“Product Specifications” shall mean the specifications for the Product set by the Parties for the Regulatory Applications and such additional specifications for the Product as may be agreed by the Parties in writing.

“Product Trademark” shall mean any trademark or trade dress selected or adopted by MAP for use in connection with the promotion and sale of Product. Product Trademark shall not include any EPIL Trademark.

“Regulatory Application” shall mean any regulatory submission or any other application for marketing approval for Product, which MAP will file in the Territory, including any supplements or amendments thereto which MAP may file.

“Regulatory Approval” shall mean the final approval to market Product in a given country within the Territory, including, where applicable outside of the US, pricing and reimbursement approval and any other approval which is required to launch Product in such other country in the normal course of business.

“Regulatory Health Authority” or “RHA” shall mean any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market the Product in the relevant country of the Territory.

“Related Agreements” shall mean the JV Agreements, the Services Agreement, and/or the Manufacturing Agreement.

“RSD” shall mean Respiratory Steroid Delivery, Ltd., a private limited company incorporated under the laws of Bermuda.

“RSD Assets” shall mean those certain assets owned by RSD related to the development of the Product including the Investigational New Drug Application filed with the FDA in the name of Sheffield, the results of the Phase I clinical study completed under the IND at Thomas Jefferson University, contracts with clinical investigators, strategic plans, R&D plans, contracts with clinical research organizations or other providers of clinical studies-related services (if any), and patents and patent applications (if any.)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Services Agreement” shall mean the services agreement having an effective date of February 3, 2005 between EDDI and MAP.

“Sheffield” shall mean the former Sheffield Pharmaceuticals, Inc., a corporation incorporated under the laws of Delaware.

“Sublicensee” shall mean any Third Party which is licensed by MAP in accordance with Clause 2.

“Technological Competitor” shall mean a person or entity listed in Schedule 2, and divisions, subsidiaries and successors thereof, or any additional broad-based technological competitor of EPIL added to such Schedule from time to time upon mutual agreement of MAP and EPIL.

“Territory” shall mean all the countries of the world.

“Third Party” shall mean a Person who or which is neither a Party nor an Affiliate of a Party.

“$” shall mean United States Dollars.

“US” or “USA” shall mean the United States of America.

“Valid Patent Claim” shall mean a claim of an issued and unexpired patent or an allowed claim in a pending patent application within EPIL Intellectual Property which has not been (i) revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is unappealable, or is unappealed within the time allowed for appeal, or (ii) disclaimed.

“WorkPlan” shall mean a document agreed to in writing by both Parties describing the development activities for a formulation of a Product Intermediate, or such other activities as agreed by the Parties, including the Product Specification, timelines and a budget of estimated development costs for a scope of work, such WorkPlan activities to be performed pursuant to the terms as set forth in the Services Agreement.

1.2	Further Definitions:

In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below:

Definition	Clause

“Confidential Information”	10.1.1
“EPIL Confidential Information”	10.1.1
“Due Date”	6.4
“Initial Royalty Term”	5.2.0
“Product Patent Expenses”	3.2
“Royalty Term”	5.2.1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Statement”	6.1
“Term”	7.1

1.3	Interpretation: In this Agreement:

1.3.0	the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa;

1.3.1	any reference to a Clause or Schedule, unless otherwise specifically provided, shall be respectively to a Clause or Schedule of this Agreement;

1.3.2	the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation;

1.3.3	the expressions “include”, “includes” and “including” shall be construed without limitation.

CLAUSE 2   THE LICENCES

2.1	EPIL License to MAP.

2.1.0	Subject to the terms of this Agreement, EPIL hereby grants to MAP an exclusive sublicensable license to the EPIL Intellectual Property for the sole purpose of, and only to the extent necessary for, using, marketing, distributing, selling, having sold, offering for sale, importing and exporting the Product in the Field in the Territory. The rights to make and have made Product Intermediate are expressly excluded from this license grant, except as set forth in Clause 2.1.1.

2.1.1	Subject to the terms of this Agreement, and the execution of a manufacturing process transfer agreement pursuant to the terms as set forth in the Services Agreement, EPIL shall grant to MAP a non-exclusive sublicensable license in the Field in the Territory to the EPIL Intellectual Property for the sole purpose of, and only to the extent necessary for, MAP to make and have made the Product Intermediate in [ * ] for use in the Field or to make and have made the Product Intermediate in any other country in the Territory as agreed by EPIL at its sole discretion.

2.1.2	EPIL acknowledges that MAP may contract with a Third Party to further process Product Intermediate supplied by EPIL or its Affiliate EDDI into Product for use in a Device. EPIL agrees to provide such Third Party with a royalty-free, non-exclusive license to any EPIL Intellectual Property to the limited extent necessary for the Third Party to process Product Intermediate supplied in bulk by EPIL or its Affiliate EDDI, or subject to Clause 2.1.1 by MAP, into packaged form for use in a Device.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2	Sublicensing by MAP.

2.2.0	MAP shall have the right to grant sublicenses of the rights licensed by EPIL to MAP under Clauses 2.1.0 and 2.1.2 herein. MAP shall have the right to grant sublicenses of the rights licensed by EPIL to MAP under Clause 2.1.1 herein [ * ]

2.2.1	Any sublicense granted hereunder shall be on the same terms mutatis mutandis as the terms of this Agreement insofar as they are applicable, but excluding the right to grant a further sublicense.

2.2.2	For the avoidance of doubt, MAP shall ensure that EPIL shall have the same rights to request MAP to audit and inspect a Sublicensee as EPIL has to audit and inspect MAP pursuant to this Agreement.

2.2.3	MAP shall be liable to EPIL for all acts and omissions of any Sublicensee as though such acts and omissions were by MAP.

2.2.4	In the event MAP grants a sublicense under this Clause 2.2, on termination of this Agreement under Clause 7.2, such sublicense will be transferred to EPIL provided that EPIL shall not be obligated to assume terms that are not substantially the same as the terms of this Agreement.

2.2.5	In the event MAP grants a sublicense under this Clause 2.2, on termination of this Agreement by EPIL under Clause 7.3 such sublicense shall automatically terminate.

2.2.6	MAP shall not disclose any Confidential Information of EPIL in its dealings with Sublicensees without the prior written consent of EPIL, which consent shall not be unreasonably withheld or delayed.

2.3	License Grant to EPIL. MAP grants to EPIL a worldwide, paid-up, irrevocable, non-exclusive license, with the right to grant sublicenses, to all MAP Developed Technology to the extent that such MAP Developed Technology incorporates the NanoCrystal® Technology. Except as set forth in this Agreement, the Manufacturing Agreement and the Services Agreement for EPIL to perform work under such agreements, the rights granted by MAP to EPIL under this Clause 2.3 exclude the rights to make, have made, develop, use, market, distribute, sell, have sold, offer for sale, import and export Product Intermediate or Product alone or in combination with any other active ingredient in the Field in the Territory. For purpose of clarity, the rights granted by MAP to EPIL under this Clause 2.3 shall not include any rights to the Device.

2.4	License Grant to MAP. EPIL grants to MAP a worldwide, paid-up, irrevocable, non-exclusive license, with the right to grant sublicenses, to all EPIL Developed Technology to the extent that such EPIL Developed Technology does not incorporate NanoCrystal® Technology.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5	Restrictions on [ * ] Subject to the terms and conditions as set forth in Clause 7.5 herein, EPIL agrees not to undertake or aid in the development, either on its own, with an Affiliate, or a Third Party, of a product in the Field [ * ]

CLAUSE 3   INTELLECTUAL PROPERTY

3.1	Developed Technology, Ownership of Inventions and Disclosure. EPIL shall own EPIL Developed Technology. MAP shall own MAP Developed Technology. EPIL shall promptly disclose to MAP any EPIL Developed Technology that is licensed to MAP under Clauses 2.1 and 2.4, and MAP shall promptly disclose to EPIL any MAP Developed Technology that is licensed to EPIL under Clause 2.3.

3.2	Filing, Prosecution and Maintenance of Patents. EPIL shall be responsible, using patent counsel of its choice, for the preparation, prosecution and maintenance of EPIL Developed Technology. EPIL shall be responsible for [ * ] of the costs for the preparation, prosecution and maintenance of the EPIL Developed Technology (the “Product Patent Expenses”). EPIL and its patent counsel shall keep MAP advised of the status of EPIL Developed Technology and upon written request of MAP shall provide copies of any papers relating to the filing, prosecution or maintenance of such EPIL Developed Technology. Subject to its obligations under this Clause 3.2, the Parties agree that EPIL shall have sole control over the filing and prosecution of the EPIL Developed Technology. EPIL shall not permit any patents or patent applications related to EPIL Developed Technology to become lapsed or abandoned without MAP first being given a reasonable opportunity to maintain such EPIL Developed Technology patents or patent applications. In the event that EPIL decides not to continue the prosecution or maintenance of any patent or patent application within EPIL Developed Technology in a country, EPIL shall provide MAP with prior written notice of this decision and cooperate with MAP so as to provide MAP reasonable opportunity to assume full responsibility for the continued prosecution or maintenance of such patent application or patent. In the event that EPIL desires to discontinue maintenance or prosecution of any such patent or patent application and MAP desires to continue maintenance or prosecution of any such patent or patent application, then MAP shall maintain such EPIL Developed Technology patent or patent application. In the event that MAP agrees that the continued maintenance or prosecution of such patent or patent application is necessary for the commercialization of the Product in a particular country in the Territory, MAP may deduct [ * ] of such maintenance and prosecution costs (including accrued costs) from [ * ] in which [ * ]

3.3	Patent Term Extension. MAP shall cooperate with EPIL in obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to the EPIL Developed Technology. In the event that elections with respect to obtaining such patent term extension, supplemental protection certificates or their equivalents are to be made, EPIL shall have the right to make the election and MAP agrees to abide by such election, provided that such election by EPIL will be made so as to maximize the period of marketing exclusivity for the Product. Likewise, EPIL shall

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

cooperate with MAP in obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to the MAP Developed Technology. In the event that elections with respect to obtaining such patent term extension, supplemental protection certificates or their equivalents are to be made, MAP shall have the right to make the election and EPIL agrees to abide by such election.

3.4	Enforcement of EPIL Intellectual Property. With respect to infringement of the EPIL Intellectual Property as it relates to the Product or the Product Intermediate, the Parties agree as follows:

3.4.1	MAP and EPIL shall promptly inform the other in writing of any potential infringement by a Third Party of any EPIL Intellectual Property of which it becomes aware or of any certification of which it becomes aware filed under the United States “Drug Price Competition and Patent Term Restoration Act of 1984” or amendment thereof claiming that any EPIL Intellectual Property covering the Product is invalid or unenforceable or that infringement will arise from the manufacture, use or sale of a product by a Third Party.

3.4.2	[ * ] will have the first right to settle with the infringer or to bring suit or other proceeding at its expense against the infringer, provided however, [ * ] will not, without [ * ] approval, settle with such infringer on terms that would allow said infringer to market a product comprising the Product in the Field in the Territory. [ * ] shall be kept advised at all times of such suit or proceedings brought by [ * ].

3.4.3	If [ * ] does not settle with the infringer or bring suit or other proceeding against the infringer within four (4) months after receipt of written notice from [ * ] or such other time frame as mutually agreed in writing by the Parties, [ * ] may in its discretion, bring suit or other proceeding at its expense against the infringer. [ * ] shall be kept advised at all times of such suit or proceedings brought by [ * ].

3.4.4	Each Party will bear its own expenses with respect to any suit or other proceeding against an infringer with respect to [ * ] Intellectual Property. Any recovery in connection with such suit or proceeding will first be applied to reimburse EPIL and MAP for their reasonable out-of-pocket expenses, including attorney’s fees. In the event [ * ] settles with the infringer or brings suit pursuant to Clause 3.4.2 herein, after reimbursement for each Parties reasonable out-of-pocket expenses as set forth in this Clause 3.4.4, the remainder of the recovery shall (to the extent the same represents damages from use, sales or importation of Product) be [ * ] less (i) [ * ] as set forth in this Agreement; and (ii) [ * ] if any, [ * ] and any remainder [ * ] In the event [ * ] settles with the infringer or brings suit pursuant to Clause 3.4.3 herein, after reimbursement for each Parties reasonable out-of-pocket expenses as set forth in this Clause 3.4.4, the remainder of the recovery shall (to the extent the same represents damages from use, sales or importation of Product) be [ * ] less (i) the [ * ] and (ii) [ * ] if any, [ * ] and any remainder [ * ]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5	MAP Developed Technology. MAP shall have full control over the preparation, prosecution, maintenance, and enforcement, including settlement, of MAP Developed Technology and, at its sole discretion and expense, may, for example: (i) secure the grant of any patent applications within the MAP Developed Technology; (ii) file and prosecute patent applications on patentable inventions and discoveries relating to the same; (iii) defend all such applications against Third Party oppositions; and (iv) maintain in force any issued letters patent relating to the same. MAP shall not permit any patents or patent applications related to MAP Developed Technology to become lapsed or abandoned without EPIL first being given a reasonable opportunity to maintain such MAP Developed Technology patents or patent applications. In the event that MAP decides not to continue the prosecution or maintenance of any patent or patent application within MAP Developed Technology in a country, MAP shall provide EPIL with prior written notice of this decision and cooperate with EPIL so as to provide EPIL reasonable opportunity to assume full responsibility for the continued prosecution or maintenance of such patent application or patent.

3.6	EPIL and MAP shall each provide the other with reasonable support in the filing and prosecution of any other patent applications within EPIL Developed Technology and MAP Developed Technology, and execute and deliver all documents and instruments that are reasonably necessary or proper to support the preparation, filing and prosecution of any such patent applications, as the other Party may request.

3.7	Defense. MAP and EPIL shall promptly inform the other in writing of any written notice to it of alleged infringement or misappropriation, based on the making, using, or selling of Product Intermediate or Product, of a Third Party’s intellectual property rights of which it shall become aware. Neither Party shall acknowledge to a Third Party the validity of any such allegation. [ * ] shall be responsible for the costs of and shall control the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation based on the [ * ] with counsel selected by [ * ] MAP and EPIL shall each keep the other advised of all material developments in the said proceedings and shall cooperate with the other in the conduct of such defense.

3.8	If MAP is required by an act of a court of competent jurisdiction in any country in the Territory to make payments to one or more independent Third Parties to obtain license or similar rights in order to exercise the rights granted to it by EPIL under Clause 2.1 of this Agreement (the “Third Party Payments”), then MAP shall have the right to [ * ] or [ * ] Notwithstanding the foregoing, subject to EPIL’ s prior written consent such consent not to be unreasonably withheld, if MAP elects to settle such infringement claim with such Third Party prior to a final decision of a court of competent jurisdiction, MAP shall have the right to offset the cost of such license against any royalties owed to EPIL under this Agreement. Such credit shall be limited to [ * ] of such royalties payable for any [ * ] Any excess credit shall be carried over into subsequent years, subject always to the [ * ] in any [ * ] In the event this Agreement is terminated prior to MAP having received full credit for the monetary value of such offset, EPIL shall pay to MAP the difference pursuant to a reasonable timeframe as agreed by the Parties.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.9	Trademarks:

3.9.1	MAP may market, sell and/or distribute Product under the Product Trademark. Such Product Trademark shall remain the sole property of MAP or its customers as the case may be, and EPIL shall not use the Product Trademark whether in the Territory or outside the Territory, without the prior written consent of MAP.

3.9.2	In the event MAP wishes to use the EPIL Trademark on Product packaging and promotional materials, EPIL will enter into good faith negotiations for a royalty-free, non-exclusive license in the Territory for the Royalty Term to the EPIL Trademark.

CLAUSE 4    MARKETING AND PROMOTION;

REGULATORY APPROVAL

4.1	MAP shall use Commercially Reasonable Efforts to develop and obtain Regulatory Approval of Product throughout the Territory, provided that MAP shall not be required to [ * ] and further provided that MAP shall have the sole discretion to [ * ] After each Regulatory Approval thereof, MAP shall use commercially reasonable endeavours to commercialise Product and maximize sales of Product in the country where Regulatory Approval was obtained. MAP shall treat Product no less favourably than [ * ] MAP covenants that it shall not use Product as a [ * ]

4.2	To the extent permitted by law, the packaging, labeling and promotional materials for Product shall include due acknowledgment that Product Intermediate was developed by EPIL or its Affiliate. MAP shall submit to EPIL copies of such materials which MAP proposes to use in relation to the sale of Product solely for the purpose of EPIL reviewing such acknowledgement. This Clause 4.2 shall not be construed to require the use of any EPIL Trademark by MAP.

4.3	MAP shall mark or have marked all relevant patent number(s) (if any) on all relevant packaging and labeling of Product, subject to FDA or other Regulatory Health Authority control and regulations of all packaging copy, or otherwise reasonably communicate to the trade the existence of any patents of EPIL for the Territory in such a manner as to ensure compliance with, and enforceability under, applicable laws in the Territory.

4.4	MAP shall use commercially reasonable efforts, to [ * ] within [ * ] in respect of Product [ * ]

4.5	At its expense, MAP shall be responsible for filing and maintaining all Regulatory Applications and Regulatory Approvals with the FDA or any other Regulatory Health Authority whose approval is necessary to market the Product in countries other than the US. MAP shall have sole control over all aspects of the filing and maintenance of such Regulatory Applications and Regulatory Approvals. MAP shall own all Regulatory Applications filed by MAP and Regulatory Approvals obtained pursuant to this

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement. For clarification purposes, the Parties agree that such Regulatory Applications and Regulatory Approvals will not be shared with EPIL or its Affiliate unless MAP or its Affiliate, at its sole discretion, agrees to provide copies of such documents.

4.6	EPIL or its Affiliate, EDDI, shall provide to MAP reasonable cooperation, at MAP’s expense, in relation to the filing of any Regulatory Application, the maintenance of any Regulatory Approval and responding to any inquiries or inspections by the FDA or any other applicable RHA. Such reasonable cooperation shall include, but not be limited to: (i) providing as required to: (a) MAP (pursuant to the written instructions or requirements of the FDA or other appropriate Regulatory Health Authority); (b) the FDA; or (c) the appropriate Regulatory Health Authority, any documents or reference to such documents, whichever is requested or sufficient for the FDA or other Regulatory Health Authority, including but not limited to batch records, certificates of analysis, DMF’s and other appropriate records, useful or required by any law or regulation for the filing of a Regulatory Application or the maintenance of a Regulatory Approval; and (ii) permitting access to applicable EDDI and EPIL personnel, at the reasonable request of MAP. For the avoidance of doubt, the Parties agree that EPIL or its Affiliate, EDDI, will not be providing any of its proprietary information or other Highly Confidential Information (as defined in the Services Agreement) to MAP unless EPIL or its Affiliate, EDDI, are provided written instructions by the FDA or Regulatory Health Authority to provide such documentation.

4.7	EDDI or an Affiliate shall own any DMF covering NanoCrystal® Technology. Any DMF relating to manufacture of the Product Intermediate by EPIL or its Affiliate, EDDI, for MAP shall be processed by and at all times held in EDDI’s or an Affiliate’s name. EDDI shall be responsible for creating and maintaining such DMF throughout the Term. For clarification purposes, such DMF and its contents will not be shared with MAP unless EDDI or an Affiliate, at its sole discretion, agrees to provide copies of such documents. Notwithstanding the foregoing, EDDI or an Affiliate agree to provide MAP reasonable cooperation related to its regulatory activities pursuant to the terms as set forth in this Article 4.

During the development of the Product, MAP may contract at its cost a Third Party auditor agreeable to both Parties to review areas covered by and content of such DMF’s, subject to such Third Party auditor entering into a confidentiality agreement with EDDI or an Affiliate prior to such audit. The purpose of such confidentiality agreement will be to prevent the Third Party auditor from disclosing to MAP or any other Third Party the areas covered by and the contents of such DMF. EDDI or an Affiliate agree to use Commercially Reasonable Efforts to perform corrective actions identified by such audit to minimize potential delays to the development program. For clarification purposes, the Parties agree that the Third Party auditor may not provide to MAP any information regarding the contents of the DMF or have access to the details of such audits unless agreed to in writing by EDDI or an Affiliate at its sole discretion. Notwithstanding the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

foregoing, the Parties agree that the Third Party auditor may confirm to MAP that appropriate corrective actions are being or have been implemented.

EDDI will authorize MAP and the FDA or any RHA to reference the DMF with the FDA or such RHA to the extent necessary to enable MAP to file Regulatory Applications and to maintain Regulatory Approvals hereunder.

4.8	MAP shall be responsible for any pre-clinical requirements as well as conducting all clinical trial programs with respect to the development of Product, and shall conduct same at its own cost. MAP shall conduct any clinical trial programs with respect to the development of Product to prevailing cGCP and cGLP, and in accordance with all applicable laws and regulations, including FDA and RHA standards and guidelines. In the event a DMF is required for the Product, MAP shall be responsible for creating and maintaining such DMF and such DMF shall be owned by MAP. Such DMF and its contents will not be shared with EPIL or an Affiliate of EPIL unless MAP or an Affiliate, at its sole discretion, agrees to provide copies of such documents.

CLAUSE 5    FINANCIAL PROVISIONS

5.1	Milestone Payments

5.1.0	In consideration of the licenses granted to MAP under this Agreement, MAP shall pay to EPIL the following non-refundable one-time amounts (for the purpose of clarity, the amounts as set forth in this Clause 5.1.0 shall be payable to EPIL one time with respect to each specified milestone event):

5.1.0.0	a milestone payment of [ * ] upon the first shipment of cGMP Product Intermediate clinical supplies (per an agreed Work Plan) for first clinical use of the Product;

5.1.0.1	a milestone payment of [ * ] upon the dosing of the first patient in a clinical trial of the Product;

5.1.0.2	[ * ]

5.1.0.3	a milestone payment of [ * ] upon the dosing of the first patient in a Phase II clinical trial of the Product;

5.1.0.4	a milestone payment of [ * ] upon the earlier to occur of: a) MAP’s first signing of a sublicense agreement with a Sublicensee whereby the Sublicensee obtains rights to sell Product or to co-promote or co-market Product with MAP anywhere in the Territory; or b) [ * ] upon the first shipment of cGMP Product Intermediate clinical supplies (per an agreed Work Plan) for Phase III clinical supplies of the Product and [ * ] upon the dosing of the first patient in a Phase III clinical trial of the Product. Such milestone to be paid only one time;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.1.0.5	a milestone payment of [ * ] upon initial filing of a Regulatory Application in the US (excluding supplements or amendments);

5.1.0.6	a milestone payment of [ * ] upon receipt of Regulatory Approval in the US; and

5.1.0.7	a milestone payment of [ * ] upon receipt of first Regulatory Approval in a non-US Major Country.

5.1.1	A one-time payment of [ * ] upon the first to occur: (i) achieving Net Sales in the Territory of [ * ] in a calendar year; or (ii) achieving cumulative Net Sales in the Territory during the Term of [ * ] For purposes of this Clause 5.1.1, Net Sales outside the United States will be converted to US dollars using standard published conversion rates as set forth in Clause 6.3 herein. For clarity, the payment as set forth in this Clause 5.1.1 will be made only one time.

5.1.2	A one-time payment of [ * ] upon receipt of Regulatory Approval for the treatment of [ * ] in the US for the Product.

5.1.3	A one-time payment of [ * ] upon receipt of Regulatory Approval for the treatment of [ * ] in a non-US Major Country for the Product.

5.1.4	[ * ]

5.2	Royalty on Sales:

5.2.0	In further consideration of the licenses granted to MAP under this Agreement, MAP shall pay to EPIL during the Initial Royalty Term (defined below) a royalty based on aggregate Net Sales of the Product in the Territory by MAP, its Affiliates and its Sublicensees during each calendar year (or part thereof) as follows:

[ * ]	of Net Sales for that portion of aggregate Net Sales in such calendar year that is less than or equal to [ * ]

[ * ]	of Net Sales for that portion of aggregate Net Sales in such calendar year that exceeds [ * ] but is less than or equal to [ * ]

[ * ]	of Net Sales for that portion of aggregate Net Sales in such calendar year that exceeds [ * ]

Royalties shall be payable by MAP at the royalty rate specified above on a country-by-country basis during the Initial Royalty Term. The “Initial Royalty Term” in a given country begins upon first commercial sale in the applicable country and ends:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) upon the expiration of the last to expire Valid Patent Claim covering the making, using, or selling of the Product in countries where there is such a patent or patent application; provided, however, that if [ * ] and [ * ] in aggregate, [ * ] then the royalty rate for the remainder of the Initial Royalty Term in such country shall be [ * ] subject to the terms as set forth in Clause 5.2.3 herein. This provision shall only apply to [ * ] that have the [ * ] and, to the extent applicable, that are [ * ]

or (b) in countries where there is no such patent or patent application, [ * ] provided, however, that if [ * ] and [ * ] have been [ * ] and [ * ] for [ * ] then the royalty rate for the remainder of the Initial Royalty Term in such country shall be reduced to [ * ] subject to the terms as set forth in Clause 5.2.3 herein.

5.2.1	Following the Initial Royalty Term, in consideration for the residual value of the EPIL Know-How, the royalty rate shall be reduced to be [ * ] of Net Sales of Product, unless there is no residual value of remaining EPIL Know-How. The “Royalty Term” in any given country for Product shall be the Initial Royalty Term plus any additional period during which MAP pays the above [ * ] royalty on Net Sales of Product. If, following the Initial Royalty Term, on a country-by-country basis, [ * ] have been [ * ] and [ * ] for [ * ] the Parties agree that there will be no residual value of remaining EPIL Know-How. This provision shall only apply to [ * ] that have [ * ] and, to the extent applicable, that [ * ]

5.2.2	During the Royalty Term, in the event that MAP, an Affiliate or a Sublicensee shall sell the Product together with other products to Third Parties (by the method commonly known in the pharmaceutical industry as “bundling”) and the price attributable to the Product is less than the average price of “arms length” sales to similar customers for the reporting period in which sales occur (such sales to be excluded from the calculation of the average price of “arms length” sales), the sale price for any such sales used to calculate Net Sales shall be [ * ] during the reporting period in which [ * ]

5.2.3	In no event shall the royalty rates set forth in Clauses 5.2.0 and 5.2.1 be reduced in a country by [ * ] on the basis of the reduction of EPIL’s share of Third Party Payments under Clause 3.8.

5.3	Method of calculation of royalties and fees:

Each Party mutually and of its own accord acknowledges that the royalty payments provided for herein are in consideration for all of the patent licenses granted herein, the know-how licenses granted herein and the other obligations assumed by EPIL under this Agreement, collectively, and that the royalty payments are being spread out over the specified Royalty Term for the convenience of the Parties, including for the reason that if the period were of a shorter duration, or of a possibly shorter duration, then a higher royalty rate would be required in order to fairly compensate EPIL for the value of all of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the patent licenses granted herein, the know-how licenses granted herein and the other obligations assumed by EPIL under this Agreement, collectively.

CLAUSE 6    PAYMENTS, REPORTS AND AUDITS

6.1	MAP shall keep true and accurate records of gross sales of Product, the items deducted from the gross amount in calculating the Net Sales and the royalties payable to EPIL under Clause 5. MAP shall deliver to EPIL a written statement (the “Statement”) thereof within 45 days following the end of each calendar quarter, (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter. The Statement shall outline the calculation of the Net Sales from gross revenues during that calendar quarter, the applicable percentage rate, and a computation of the sums due to EPIL.

6.2	The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable MAP to make payments to EPIL without any deduction or withholding. In the event MAP is required by law to pay or withhold any income or other taxes on behalf of EPIL, with respect to royalties and any other monies payable to EPIL under this Agreement such payments shall be deducted from the amount of such royalties and other monies due. MAP shall furnish EPIL with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by EPIL. MAP shall promptly provide EPIL with a certificate or other documentary evidence to enable EPIL to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by MAP.

6.3	Payment of royalties shall be made by MAP to EPIL at the time MAP provides the Statement. All payments due hereunder shall be made in U.S. Dollars. For royalty payments, when calculating the Net Sales for countries other than the U.S., MAP shall convert the amount of such sales in currencies other than U.S. Dollars into U.S. Dollars on the basis of the average exchange rate in effect for the purchase of $ with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) over the ten (10) business days prior to the end of the relevant quarter. All payments due hereunder shall be made to the designated bank account of EPIL in accordance with such timely written instructions, as EPIL shall from time to time provide. All payments due hereunder shall be made to the designated bank account of EPIL in accordance with such timely written instructions as EPIL shall from time to time provide. Payments made by MAP for goods and services provided by EPIL under this Agreement are exclusive of Value Added Taxes (“VAT”) which will be additionally payable by MAP in the event that VAT applies to any of these payments, provided that EPIL will issue an appropriate VAT invoice to support any such VAT charge.

6.4	Without prejudice to EPIL’s other remedies hereunder, MAP shall pay interest to EPIL on sums not paid to EPIL on the date on which payment should have been made pursuant to the applicable provisions of this Agreement (“Due Date”) over the period from the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Due Date until the date of actual payment (both before and after judgment) at the Prime Rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office on the Due Date (or next to occur business day, if such date is not a business day) plus [ * ]

6.5	[ * ] EPIL and MAP will, in the event that the other Party reasonably requests such access, provide each other’s independent certified accountants (reasonably acceptable to the other Party) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to such Party’s books and records relating to Product, solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended. In the event of a discovery of a discrepancy which exceeds [ * ] of the amount due or charged by a Party for any period and further provided that the amount of the discrepancy exceeds [ * ] the cost of such accountants shall be borne by the audited Party.

CLAUSE 7    DURATION AND TERMINATION

7.1	This Agreement shall be deemed to have come into force on the Effective Date and, subject to the rights of termination outlined in this Clause 7 and the provisions of applicable laws, shall continue on a country by country basis during the Royalty Term (the “Term”).

7.2	In addition to the rights of termination provided for elsewhere in this Agreement, either Party will be entitled forthwith to terminate this Agreement by written notice to the other Party if:

7.2.1	that other Party commits a material breach of any of the provisions of this Agreement or the Services Agreement or the Manufacturing Agreement, and fails to cure the same within 60 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied; provided, that if the breaching Party has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than 90 days, unless otherwise agreed in writing by the Parties. Notwithstanding the foregoing, if the alleged breaching party disputes by written notice to the non-breaching party such material breach in good faith within sixty (60) days of receipt of the notice described above, the non-breaching party shall not have the right to terminate unless it has been determined in accordance with Clause 7.6.1 that the Agreement was materially breached and the breaching party fails to thereafter cure such material breach within sixty (60) days of the decision of the arbitrator. The right to terminate shall be in addition to and not in substitution for any other available remedy at law or in equity;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.2	that other Party goes into liquidation under the laws of any applicable jurisdiction (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement);

7.2.3	a receiver, administrator, examiner, trustee or similar officer is appointed over all or substantially all of assets of that other Party under the laws of any applicable jurisdiction; or

7.2.4	any proceedings are filed or commenced by that other Party under bankruptcy, insolvency or debtor relief laws, or anything analogous to any of the foregoing under the laws of any applicable jurisdiction occurs in relation to that other Party.

7.3	In further addition to the rights of termination provided for elsewhere in this Agreement and in addition to any other remedy it may have, EPIL shall be entitled to terminate this Agreement in its entirety or in any one or more countries in the Territory in the event that MAP fails for any reason (other than reasons of Force Majeure) to submit a Regulatory Application in the US for the Product within three years of the dosing of the first patient in a Phase II clinical trial of the Product; provided that EPIL shall not be so entitled to terminate if MAP elects to pay to EPIL an extension payment of [ * ] for an extension period of [ * ] and additional extension payments of [ * ] for each additional [ * ] with a maximum extension of [ * ] additional [ * ] by giving EPIL written notice thereof and making such payment [ * ] prior to the end of the [ * ] period or each additional [ * ] month period] (collectively, the “Extension”) and further provided that any delay in the development program caused by EPIL or an Affiliate, as reasonably agreed to by the Parties, will extend such period on a day-for-day basis by the time of such EPIL or Affiliate caused delay. In the event the Parties cannot agree as to the cause for such delay, the Parties agree to use the Dispute Resolution procedure as set forth in Clause 7.6 herein to resolve such issue. Notwithstanding the foregoing, the Parties agree that MAP, its Affiliates, Sublicensees or assignee of its rights as set forth in this Agreement shall not be entitled to elect such Extension if such Affiliate, Sublicensee or assignee is [ * ]

7.4	In further addition to the rights of termination provided for elsewhere in this Agreement and in addition to any other remedy it may have, EPIL shall be entitled to terminate this Agreement as it relates to the grant of license rights for the Product for a [ * ] if within [ * ] MAP fails for any reason (other than reasons of Force Majeure or EPIL not utilizing Commercially Reasonable Efforts to execute a WorkPlan in such case the Parties agree to extend such timeframe as is reasonable based upon such circumstances) to (i) execute a WorkPlan for the supply of a cGMP Product Intermediate by EPIL for a [ * ] and (ii) within [ * ] of delivery of such Product Intermediate as set forth in this Clause 7.4(i), [ * ] In the event that MAP fails to initiate [ * ] within such timeframe, all license rights for Product in [ * ] will [ * ]

7.5	MAP may terminate this Agreement without cause upon ninety (90) days written notice to EPIL. In the event this Agreement is terminated prior to EPIL or its Affiliates having

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

received full credit for the monetary value owed to EPIL or its Affiliates under this Agreement, the Services Agreement or the Manufacturing Agreement as of the termination date, such amount of money must be paid in full to EPIL or its Affiliates within thirty (30) days of MAP’s written notice to terminate. Any late payments are subject to Clause 6.4 herein. Notwithstanding the foregoing, MAP is entitled to continue to sell inventory of Product until such inventory level is exhausted. MAP will be obligated to continue to pay to EPIL any royalties and associated milestones resulting from such sales of inventory pursuant to the terms as set forth in this Agreement.

7.6	DISPUTE RESOLUTION

7.6.1	Arbitration. Except for disputes, controversies or claims relating to intellectual property rights or the scope of the license granted hereunder, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach thereof, shall be finally settled under the Rules for Commercial Dispute Resolution Procedures (“Rules”) of the American Arbitration Association (“AAA”) then in force on the date of commencement of the arbitration by three (3) arbitrators appointed in accordance with those Rules, provided that the arbitrators appointed have at least ten (10) years arbitration experience in the pharmaceutical industry; provided however if the parties mutually agree, such arbitration may be conducted by a single mutually agreeable arbitrator. The award rendered shall be final and binding on the parties. Judgement upon the award may be entered in any court having jurisdiction. The Parties agree that they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against either Party. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrators. Each Party shall bear the cost of its own attorneys’ and expert fees; provided that the arbitrators may in their discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.

7.6.2

Pre-Arbitration Dispute Resolution. No dispute under this Agreement shall be referred to arbitration under Clause 7.6.1 until the following procedures in this Clause 7.6.2 have been satisfied. The chief executive officers of EPIL and MAP shall meet as soon as practicable, and as reasonably requested by either Party, to review any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either Party under this Agreement. If the dispute is not resolved by the chief executive officers by written mutual agreement within thirty (30) calendar days after meeting to discuss the dispute, either Party may at any time thereafter provide the other Party written notice specifying the terms of such dispute in reasonable detail and notifying the other Party of its decision to institute arbitration proceedings under Clause 7.6.1. Such arbitration shall be initiated within thirty (30) calendar days of either Party

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

providing written notice to the other Party of its intent to institute arbitration proceedings, unless mutually agreed by the Parties to extend such time.

7.6.3	Provisional Remedy. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of this Agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable law.

7.6.4	Disputes Related to Intellectual Property Rights and License Grants. Any and all disputes, controversies or claims relating to intellectual property rights or the scope of the licenses granted hereunder shall be subject to the exclusive venue and jurisdiction of the state and federal courts of competent jurisdiction as set forth in Clause 10.12 herein. The Parties hereby consent to the exclusive venue and jurisdiction of such courts for such disputes, controversies or claims.

CLAUSE 8    CONSEQUENCES OF EXPIRATION OR TERMINATION

8.1	Upon expiration of this Agreement or exercise of those rights of termination specified in Clause 7 or elsewhere in this Agreement, this Agreement shall (subject to the provisions of the Agreement which survive the expiration or termination of the Agreement and Clause 8.2) automatically terminate forthwith and be of no further legal force or effect.

8.2	Upon expiration of this Agreement or termination of the Agreement by either Party:

8.2.1	any sums that were due from MAP to EPIL under the provisions of Clause 5 or otherwise howsoever prior to the expiration or termination hereof shall be paid in full within thirty (30) days of expiration or termination of this Agreement and EPIL shall not be liable to repay to MAP any amount of money paid or payable by MAP to EPIL up to the date of the expiration or termination of this Agreement;

8.2.2	the licences granted by EPIL to MAP shall automatically terminate;

8.2.3	subject to Clause 2.2.4, any sub-licence granted under Clause 2.2 shall automatically terminate;

8.2.4	the following Clauses shall survive any expiration or termination of this Agreement: the definitions as set forth in Clause 1 to the extent that such definitions are contained within a surviving clause, Clause 2.3-2.4, Clauses 3.1-3.2, 3.4-3.6 and 3.9, Clauses 6.4-6.5, Clauses 9.3-9.11 and the entirety of Clauses 8 and 10.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CLAUSE 9    WARRANTY AND INDEMNITY

9.1	EPIL represents and warrants to MAP, as of the Effective Date, as follows:

9.1.1	EPIL has the right to enter into this Agreement and grant the licenses as granted to MAP pursuant to Clause 2.1 and, subject to [ * ] there are no agreements between EPIL and any Third Party that conflict with this Agreement. In the event there is conflict between this Agreement and an agreement entered into by EPIL prior to the Effective Date involving [ * ] MAP reserves the right to review a redacted version of such prior agreements.

9.1.2	Except for the opposition in the European Patent Office of EP-B-499299, EPIL is not aware of litigation proceedings, oppositions, interferences or other formal challenges lodged with a judicial or Governmental Authority against the EPIL Patents or enforcement actions brought by EPIL against Third Parties in connection with the EPIL Patents.

9.1.3	EPIL and to EPIL’s knowledge none of its Affiliates has received written notice from a Third Party indicating that the use of the EPIL Intellectual Property infringes any Third Party patent rights which would adversely affect commercializing Product in the Field in the Territory.

9.1.4	Other than the EPIL Patents, there are no additional patents or patent applications, filed by EPIL or its Affiliates that are necessary or useful to allow MAP to practice the rights granted to it by EPIL under this Agreement. In the event any additional EPIL patent or patent application is necessary or useful to allow MAP to practice the rights granted to it by EPIL herein, EPIL shall include such patent or patent application in Schedule 1.

9.2	MAP represents and warrants to EPIL as of the Effective Date, as follows:

9.2.1	On December 18, 2003, the Bankruptcy Court confirmed the auction of substantially all of Sheffield’s assets free and clear of all liens to MAP, including Sheffield’s entire holdings of common and preferred stock in RSD. As a result of the bankruptcy transaction and the acquisition of EPIL’s shares of RSD, MAP owns 100% of the outstanding shares of RSD.

9.2.2	MAP has the right to enter into this Agreement and there are no agreements between MAP and any Third Party that conflict with this Agreement.

9.2.3	MAP and its Affiliates, Sublicensees, and Third Party contractors shall comply with all applicable rules and regulations regarding the development and commercialization of Product and shall otherwise conduct such development and commercialization with due care in accordance with normal standards in the pharmaceutical industry.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.2.4	MAP has performed the valuation required of MAP under the rules promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (16 C.F.R. 801.1 et seq.) and concluded that the fair market value of the licenses MAP is acquiring hereunder is less than $50 million.

9.3	Each Party shall defend, indemnify and hold harmless the other Party against all and any claims, damages, losses, liabilities, settlement amounts and expenses (including reasonable attorneys’ fees) made or brought against the indemnified Party by a Third Party insofar as they arise out of or in connection with any material breach by the indemnifying Party of any of its representations, warranties or obligations under this Agreement.

9.4	MAP shall defend, indemnify and hold harmless EPIL and its Affiliates against all claims, including claims based on infringement or misappropriation of Third Party intellectual property rights, except for those claims of infringement or misappropriation of Third Party intellectual property rights indemnified by EPIL in Article 9.5(iii) of this Agreement, and claims for personal injury or death, damages, losses, liabilities, settlement amounts and expenses (including reasonable attorneys’ fees) made or brought against EPIL or its Affiliates by a Third Party which may arise out of or in connection with MAP’s, its Affiliates’, Sublicensees’ or Third Party contractors’ activities under this Agreement or any Related Agreement, including:

9.4.1	the use, sale, promotion, distribution, or storage of Product or Product Intermediate by, on behalf of, or at the request of MAP, its Affiliates, its Sublicensees or its Third Party contractors;

9.4.2	any activities performed by, on behalf of or at the request of MAP, its Affiliates, its Sublicensees, or its Third Party contractors in connection with the use of the NanoCrystal® Technology;

9.4.3	any clinical trial programs conducted by, on behalf of, or at the request of MAP, its Affiliates, its Sublicensees, or its Third Party contractors with respect to the development of Product and in respect of all regulatory activities conducted in connection with Product;

provided however, MAP shall not so indemnify and hold harmless EPIL or its Affiliates to the extent that any such claim arises from EPIL’s or its Affiliates’ negligence or knowing or willful misconduct.

9.5	EPIL shall at all times indemnify and hold harmless MAP and its Affiliates and their respective directors, officers, employees, scientific advisors and consultants (each, a “MAP Indemnitee”) against any and all claims arising out of or resulting from any claim, action, suit or other proceeding brought by a Third Party against a MAP Indemnitee arising or resulting out of (i) any breach of any express representation, warranty or covenant by EPIL under this Agreement, (ii) the negligence or wilful misconduct of EPIL

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or any of their respective directors, officers and employees, or (iii) the infringement of a Third Party’s proprietary rights by reason of practice or other exploitation of the EPIL Intellectual Property in accordance with the terms of this Agreement; provided however, EPIL shall not so indemnify and hold harmless MAP, its Affiliates’ or Sublicensees to the extent that any such claim arises from MAP’s, its Affiliates’ or Sublicensees negligence or knowing or willful misconduct.

9.6	The Party seeking an indemnity shall:

9.6.1	fully and promptly notify the other Party of any claim or proceedings, or threatened claim or proceedings;

9.6.2	permit the indemnifying Party to take full control of such claim or proceedings, with counsel of the indemnifying Party’s choice, provided that the indemnifying Party shall reasonably and regularly consult with the indemnified Party in relation to the progress and status of such claim or proceedings;

9.6.3	fully co-operate in the investigation and defense of such claim or proceedings;

9.6.4	not acknowledge the validity of, compromise or otherwise settle any such claim or proceedings without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed; and

9.6.5	take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

9.7	EXCEPT AS SET FORTH IN THIS CLAUSE 9, EPIL IS GRANTING THE EPIL LICENSES HEREUNDER ON AN “AS IS” BASIS WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

9.8	EXCEPT AS SET FORTH IN CLAUSE 9.5, THE MAXIMUM AGGREGATE CUMULATIVE LIABILITY OF EPIL AND ITS AFFILIATES UNDER THIS AGREEMENT, THE SERVICES AGREEMENT, THE QUALITY AGREEMENT AND THE MANUFACTURING AGREEMENT IN RESPECT OF ANY INDEMNIFICATION OBLIGATION OR OTHERWISE SHALL NOT EXCEED [ * ] MAP shall [ * ] any such claims, damages, losses, liabilities, settlement amounts and expenses (including reasonable attorneys’ fees) subject to this indemnification, or other liability, by EPIL, [ * ] in connection with this Agreement. Such [ * ] payable for any calendar quarter. Any [ * ] subject always to the [ * ] In the event this Agreement is terminated prior to MAP having received [ * ] as set forth in the preceding three sentences of this Article 9.8, EPIL shall pay to MAP [ * ]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.9	EXCEPT WITH RESPECT TO THE INDEMNIFICATION FOR THIRD PARTY CLAIMS PROVIDED FOR IN THIS CLAUSE 9, EPIL AND MAP SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

9.10	Where this Agreement provides for the indemnification of a Party to this Agreement, such indemnification shall also apply for the benefit of such Party’s Affiliates and the employees, officers, directors and agents of any of them, acting in such capacity. Provided however, for the avoidance of doubt, such indemnification shall not apply for the benefit of a Sublicensee hereunder.

9.11	MAP shall maintain comprehensive general liability insurance in respect of all activities conducted by it with respect to the Product appropriate for a company of its size engaged in similar commercial activities, including product liability insurance on the Product, Product Intermediate and Compound, respectively. From the Effective Date of this Agreement but prior to commencement of any clinical trial programs, MAP shall maintain such general liability insurance in an amount of not less than US [ * ] Upon commencement of any clinical trial programs, MAP shall maintain such general liability insurance in an amount of not less than US [ * ] Prior to or upon commencing marketing Product, MAP shall maintain such general liability insurance in an amount of not less than US [ * ] for the duration of this Agreement and for such period thereafter as necessary to cover the insured risks. MAP shall provide EPIL with a certificate from the insurance company verifying the above and shall notify EPIL in writing at least thirty (30) days prior to the expiration or termination of such coverage.

CLAUSE 10    MISCELLANEOUS PROVISIONS

10.0	The Parties hereby agree that the JV Agreements were rejected by the bankruptcy trustee pursuant to Section 365 of the US Bankruptcy Code, and the Parties hereby agree that the Sheffield JV License and the EPIL JV License are terminated, including those provisions expressly stated therein to survive termination, and that as to the JDOA, the terms of this Agreement, the Manufacturing Agreement or the Services Agreement shall control (a) regarding all licensing, intellectual property, development work, commercialization, non-compete, regulatory and manufacturing provisions and (b) in the event of any conflict between the provisions of the JDOA and the provisions of this Agreement, the Manufacturing Agreement or the Services Agreement, and MAP will cause RSD to agree to the above.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.1	Confidentiality:

10.1.1	The Parties agree that it will be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, trade secrets, specifications, designs, data, know-how and other proprietary information relating to Product, Product Intermediate, processes, services and business of the disclosing Party. The foregoing shall be referred to collectively as “Confidential Information”. EPIL Confidential Information shall mean Confidential Information that is owned or otherwise held by EPIL or an Affiliate of EPIL and shall include the EPIL Intellectual Property. MAP Confidential Information shall mean Confidential Information that is owned or otherwise held by MAP or an Affiliate of MAP and shall include MAP Intellectual Property.

10.1.2	Any Confidential Information disclosed by the disclosing Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party’s obligations under this Agreement or a Related Agreement and for no other purpose.

10.1.3	Except as otherwise specifically provided herein, and subject to Clauses 10.2 and 10.3, each Party shall disclose Confidential Information of the other Party only to those employees (including employees of its Affiliates), representatives and agents requiring knowledge thereof in connection with fulfilling the Party’s obligations under this Agreement or a Related Agreement, and not to any other Third Party. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Confidential Information and their duties hereunder and to obtain or have obtained their agreement to keep such Confidential Information in confidence under terms and conditions no less restrictive than those contained herein.

10.1.4	Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed to it by the other Party.

10.1.5	Upon termination or expiration of this Agreement, each Party shall promptly, upon request of the other Party, return or destroy (as requested by the disclosing Party) all documents and any copies thereof containing Confidential Information belonging to, or disclosed by, such other Party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Clause 10.1 and save that EPIL may retain such Confidential Information as reasonably necessary to exercise its license rights under Clause 2.3.

10.1.6	Any breach of this Clause 10.1 by any person informed by one of the Parties is considered a breach by the Party itself.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.1.7	Notwithstanding the foregoing, Confidential Information shall not include any information that: (i) is properly in the public domain, provided that information shall not be deemed to be in the public domain merely because it is embraced by more general information which is publicly known; (ii) is disclosed to the receiving Party or its Affiliates by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; (iii) is known by the receiving Party or its Affiliates at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records; (iv) can be shown by written records to have been independently developed by the receiving Party or its Affiliates, without the aid, application, reference to or use of the Confidential Information of the disclosing Party; or (v) the disclosing Party has specifically agreed in writing that the receiving Party may disclose.

10.1.8	The provisions relating to confidentiality in this Clause 10.1 shall remain in effect during the term of this Agreement, and for a period of [ * ] years following the expiration or earlier termination of this Agreement.

10.1.9	The Parties agree that the obligations of this Clause 10.1 are necessary and reasonable in order to protect the Parties’ respective businesses, and each Party agrees that monetary damages may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. The Parties agree that any such violation or threatened violation may cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 10.1, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

10.2	Announcements/Disclosure:

10.2.1	No announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party hereto without the prior written approval of the other Party. The Parties agree to make a public announcement of the execution of this Agreement at a mutually acceptable time. The terms of any such announcement shall be agreed in good faith by the Parties.

10.2.2

EPIL shall be entitled, with the prior written approval of MAP, which approval shall not be unreasonably withheld, to disclose and provide a copy of this Agreement or a summary of its terms to Third Parties interested in acquiring substantially all of the assets of the NanoCrystal® Technology, provided such Third Parties are bound by a confidentiality agreement with terms at least as stringent as those set forth herein and there is a bona fide offer to acquire such

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

assets, and further provided that EPIL provides the name of such Third Party to MAP.

10.3	Required Disclosures:

The receiving Party may disclose Confidential Information solely to the extent that the receiving Party is legally required or compelled to disclose such information pursuant to:

(ix)	a valid order of a court or Governmental Authority; or

(x)	any other requirement of law or any securities or stock exchange;

provided that if the receiving Party becomes legally required to make such disclosure, the receiving Party shall give the other Party prompt notice of such fact to enable the other Party to seek a protective order, confidential treatment, or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the other Party hereto in connection with that other Party’s efforts to obtain any such order or other remedy. The receiving Party shall make such disclosure only to the extent that the same is legally required.

Each Party shall notify the other Party hereto of any request by a Governmental Authority for disclosure of any Confidential Information required in connection with a Regulatory Application, provided that such Party shall not disclose the Confidential Information to the Governmental Authority, without the prior written consent of the other Party hereto, which shall not be unreasonably withheld or delayed.

10.4	Assignments/ Divestiture:

This Agreement shall not be assigned by either Party hereto without the prior written consent of the other Party hereto, save that either Party may assign this Agreement and its duties, obligations and rights thereunder in whole or in part to any acquiring entity which succeeds to ownership of its business or assets to which this Agreement relates; such assignee will assume and be bound by all duties and obligations of the assigning party. In the event that such acquiring entity is one of the companies found on the list of Technological Competitors (the “Acquiring Entity”) and EPIL has licensed rights to MAP under Clause 2.1.1, MAP may only assign this Agreement and its duties, obligations and rights hereunder to such entity if [ * ] For the purposes of this Clause, [ * ] means that: (i) [ * ] (ii) [ * ] (iii) [ * ] (iv) [ * ] and (v) [ * ] EPIL’s prior written consent, which may be withheld at EPIL’s sole discretion, is required for any assignment of this Agreement to an Acquiring Entity that [ * ] In the event EPIL consents to an assignment in which [ * ] then any [ * ]

10.5	Parties bound:

This Agreement shall be binding upon the successors (including entities with which the Parties may merge) and permitted assigns of the Parties as of the effective date of such succession or assignment, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

this Agreement. Nothing in this Agreement, express or implied, is intended to, or shall confer upon, any Third Party, any legal or equitable right, benefit or remedy of any nature whatsoever.

10.6	Severability:

If any provision in this Agreement is deemed to be, or becomes invalid, illegal, void or unenforceable under applicable laws:

10.6.1	such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

10.6.2	if it cannot be so amended without materially altering the intention of the Parties, it will be deleted and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

10.7	Force Majeure:

Neither Party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such Party as soon as practicable.

10.8	Relationship of the Parties:

Nothing contained in this Agreement is intended or is to be construed to constitute either of the Parties hereto as partners or members of a joint venture or either Party as an employee of the other Party.

No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

10.9	Amendments:

No amendment, modification or addition hereto shall be effective or binding on either Party hereto unless set forth in writing and executed by a duly authorised representative of both Parties hereto.

10.10	Waiver:

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

10.11	Entire agreement / No effect on other agreements:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Without prejudice to the validity of the Services Agreement, the Manufacturing Agreement and the Quality Agreement, this Agreement sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties or their predecessors in interest with respect to the subject matter hereof, including, but not limited to, the Former Agreements. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement.

10.12	Governing law and jurisdiction:

This Agreement shall be governed by and construed solely in accordance with the laws of the State of New York, without regard to its conflict of laws principles that would require the application of any other law.

10.13	Notice:

Any notice to be given under this Agreement shall be sent in writing in English by registered or recorded delivery post, reputable overnight courier or fax to:

EPIL at:

Elan Pharma International Limited

WIL House

Shannon Business Park

Shannon, Co. Clare

Ireland

Attention:      [ * ]

Fax:               [ * ]

With a copy to:

Elan Drug Delivery, Inc.

3000 Horizon Dr.

King of Prussia, PA 19406

Attention:      [ * ]

Fax:               [ * ]

MAP at:

MAP Pharmaceuticals, Inc.

2400 Bayshore Parkway

Suite 200

Mountainview, CA 94043

USA

Attention:      [ * ]

Fax:               [ * ]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or to such other address(es) and fax numbers as may from time to time be notified by either Party to the other hereunder.

Any notice sent by mail shall be deemed to have been delivered within 7 working days after despatch or delivery to the relevant courier and any notice sent by fax shall be deemed to have been delivered upon confirmation of receipt. Notice of change of address shall be effective upon receipt.

10.14	Further assurances:

At the request of either of the Parties, the other Party shall (and shall use reasonable efforts to procure that any other necessary Third Parties shall) execute and do all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

10.15	Counterparts:

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

SIGNATURE PAGE TO FOLLOW

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives.

ELAN PHARMA INTERNATIONAL LIMITED

By	/s/ Paul V. Breen

Title:	Director

Date:	15/07/2005

MAP PHARMACEUTICALS, INC.

By	/s/ Timothy S. Nelson

Title:	President and CEO

Date:	15/July/2005

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1 EPIL PATENTS

[ * ]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2    TECHNOLOGICAL COMPETITORS

[ * ]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.